EXHIBIT 10

BY U.S. MAIL AND TELEPHONIC FACSIMILE

June 15, 2010

Owens Mortgage Investment Fund
2221 Olympic Boulevard
Walnut Creek, CA 94595

RE:  Credit Agreement between Owens Mortgage Investment Fund, as Borrower, and California Bank & Trust, First Bank and City National Bank, as Lenders, dated August 31, 2001, as amended

Gentlemen:

We are writing on behalf of California Bank & Trust in its role as Agent under the above-mentioned Credit Agreement for itself, First Bank and City National Bank (Lenders”).  By this letter, we wish to notify you that the obligations of the Borrower under this Credit Agreement, as amended, matured on March 31, 2010 and all principal and accrued interest on the Loans made under the Credit Agreement are now due and owing.

Notwithstanding the maturity of the obligations, we are hereby notifying you that the Agent intends to forbear through June 30, 2010 in taking any legal action on account of the Borrower’s failure to pay all principal and interest at maturity through that date, assuming that there is no further default under the Credit Agreement, as amended, and provided the Borrower complies with the following conditions to the satisfaction of the Agent:

(1)           Borrower will provide a forecast to Agent of expected repayment amounts and timing from the refinance or sale of assets that will be sufficient to repay in full principal and interest owing on the Loans on or before September 30, 2010, and
(2)           Borrower to provide regular updates on the status of the refinancing/sales efforts.

Any forbearance or restraint by the Agent or Lenders in taking any action to which they are entitled under the Credit Agreement by virtue of the maturity of the obligations without full payment of the Loans should not be construed as a waiver of any rights afforded to the Agent or Lenders under the Credit Agreement or by law.  The Agent and Lenders reserve such rights.  Any waiver thereof shall require the signed, written consent of the Lenders.  Likewise, any modification of the Credit Agreement shall require the signed, written agreement of the Lenders.

Sincerely,

/s/ Stephen C. Bellicini
Stephen C. Bellicini
Executive Vice President

cc. George P. McCullagh Senior Vice President Regional Manager First Bank 550 Montgomery Street San Francisco, CA 94111	cc. Kevin McKenna Vice President City National Bank 555 South Flower St. 16th Floor Los Angeles, CA 90071

{Clients\CBT-LN\0118\LTR\07009359.DOC}